Exhibit 10.10

February 15, 2020

Martin S. A. Beck

Re:	Amended & Restated Offer of Employment

Dear Mr. Beck:

It is my pleasure to invite you to join the team at UpHealth Services, Inc. (the “Company”). Subject to your acceptance of this offer by execution of this letter agreement, this offer will replace your Offer of Employment letter dated February 11, 2020 and the following key terms will apply to your employment with the Company.

Your Position: You will be the Company’s Chief Finance Officer, with the customary duties of this position. You will report directly to the Chairman and the Board of Directors.

Your Start Date: Your first day of employment with the Company will be February 15, 2020 and your employment shall continue until the formation of a holding company (“Holdings”), at which time the Company intends to become a wholly-owned subsidiary of Holdings and your employment will continue upon the same terms with Holdings.

Your Salary: Your annualized salary will be $225,000.00 (“Base Salary”). You will be eligible for periodic salary increases, but not decreases, as determined in the sole discretion of the Company’s Board of Directors. Your Base Salary will be reviewed annually. Your Base Salary will accrue until the completion of a transaction that results in the Company, one of its affiliates or a successor entity becoming publicly traded or a subsidiary of a publicly traded company.

Public Company Transaction Success Bonus: Upon the completion of a transaction that results in the Company, one of its affiliates or a successor entity becoming publicly traded or a subsidiary of a publicly traded company, you will receive a cash bonus equal to $225,000.00 to be paid immediately upon completion of such transaction.

Benefits: You will (i) be entitled to participate in all employee benefit plans which any senior executive officer of the Company is entitled to participate in on the same terms as all other senior executive officers; (ii) receive and participate in all profit sharing, equity incentive plans, performance bonus plans, incentive compensation, 401(k) plans and pension benefits and executive retirement and supplemental benefits which are available to any other senior executive officer of the Company on the same terms as all other senior executive officers; and (iii) receive health insurance programs, executive medical and dental benefits, life insurance, disability plans, accidental death and dismemberment benefits plus such other benefits which are available to the senior executives of the Company on the same terms as all other senior executive officers.

Vacation and Holidays: You shall be entitled to “reasonable vacation” each year, consistent with the reasonable performance of your duties, during which period your Base Salary shall be paid in full. In addition, you shall be entitled to all holidays recognized by the Company. You will take your vacation at such time or times as you and the Company shall determine is mutually convenient.

Obligations of the Company upon Termination: If the Company terminates your employment without cause or you terminate employment for Good Reason (as defined below): (i) the Company will continue to pay your annual Base Salary for a one-year period from the date of termination; and any bonus earned during prior fiscal years but not yet paid to you; and (ii) to the extent not already vested, all outstanding rights for stock, warrants, or other equity ownership interests in the Company will accelerate and fully vest upon the date of one year from your termination date, except that if your termination occurs within two years of a Change in Control (defined below), all outstanding rights for stock, warrants, or other equity ownership interests in the Company will accelerate and fully vest on your date of termination. If your employment with the Company terminates due to your death or, Disability (defined below), to the extent not already vested, all outstanding rights for stock, restricted stock, warrants, or other equity ownership interests in the Company will immediately accelerate and fully vest upon the date that your employment ends due to death or Disability. In the event of your death, the personal representative or legatees or distributees of your estate, as the case may be, shall have the right to receive any amount owing and unpaid to you hereunder.

“Good Reason” shall mean your voluntary termination within two years following the initial existence of one or more of the following conditions arising without your prior consent:

(i)	a material diminution in your base compensation or bonus opportunities;

(ii)	material diminution in your authority, duties, or responsibilities;

(iii)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report;

(iv)	a material diminution in the budget over which you retain authority;

(v)	a change in your primary work location more than 50 miles from your work location on the effective date of this agreement; or

(vi)	any other action or inaction that constitutes a material breach by the Company of this agreement;

provided that, within ninety (90) days following the occurrence of any of the events set forth herein, you shall have delivered written notice to the Company of your intention to terminate your employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.

“Change in Control” shall be deemed to have occurred:

(i)

The date of any sale, lease, exchange or other transfer (either in one transaction, or a series of related transactions, on the date of the most recent transaction) of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in the Securities Exchange Act of 1934, as amended);

(ii)	The date of approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(iii)

The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 50 percent or more of the total voting power of the stock of the Company.

(iv)

The date a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election;

(v)

The date of consummation of a merger, or consolidation, or similar reorganization of the Company with or into another entity, if the shareholders of the common stock of the Company immediately prior to the consummation of the transaction do not own a majority of the voting power of the voting stock of the surviving company or its parent immediately after the transaction in substantially the same proportions as immediately prior to such transaction;

(vi)

The date of a merger, recapitalization or other direct or indirect sale by the majority stockholder (including through a public offering) of common stock of Company that results in more than 50% of the common stock of the Company (or any resulting company after a merger) owned, directly or indirectly, by the majority stockholder immediately following the closing of the transaction, no longer being so owned by the majority stockholder; or

(vii)

The date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

“Disability” shall mean your inability, by reason of illness or other physical or mental disability or similar incapacity, which cannot otherwise be reasonably accommodated as may be required under state or federal law, to perform the duties required by this employment agreement for any consecutive ninety (90) day period.

Insurance; Indemnification: While employed by the Company and thereafter while you could have any liability, you will be named as an insured party in any liability insurance policy (including any director and officer liability policy and errors and omissions policy) maintained by the Company for its directors and/or senior executive officers.

Restrictive Covenants: While employed by the Company and for one year after any termination of employment, you will be subject to standard non-compete, non-solicit, non-disclosure provisions.

Assignment: The rights and obligations of the parties to this letter agreement shall not be assignable or delegable, except that: (i) in the event of your death, the personal representative or legatees or distributees of your estate, as the case may be, shall have the right to receive any amount owing and unpaid to you hereunder, and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, reorganization, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor entity. The Company shall require any successor to the Company to expressly assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Other Terms and Conditions of Employment: Your offer of employment described in this letter agreement is contingent upon your acceptance of the terms and conditions of employment outlined in this letter agreement. If you are in agreement with the terms of this letter agreement, please sign in the space provided below. Upon your acceptance, as confirmed by your signature below, all terms of this letter agreement shall be binding and enforceable upon the Company and any of its successors or assigns.

We look forward to working with you in supporting the success and growth of our company.

Sincerely,

Title:	Chairman of the Board

Name:	Chirinjeev Kathuria

Signed:	/s/ Chirinjeev Kathuria

Accepted and Agreed to this 15th day of February 2020.

By:	/s/ Martin S. A. Beck
Name:	Martin S. A. Beck